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                                   EXHIBIT 11

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


                                                              Three Months Ended  Nine Months Ended
                                                                September 30,       September 30,
                                                                1996      1995      1996     1995
                                                              --------  --------  --------  -------
                                                                (In thousands except per share data)
Net income                                                      $1,261    $1,138    $3,665   $3,300

Primary average common and common equivalent shares              2,494     2,453     2,481    2,441
Primary earnings per common and common equivalent share         $ 0.51    $ 0.46    $ 1.48   $ 1.35

Fully diluted average common and common equivalent shares        2,496     2,453     2,484    2,441
Fully diluted earnings per common and common equivalent share   $ 0.51    $ 0.46    $ 1.48   $ 1.35




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